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                                                                    EXHIBIT 3.6

                          CERTIFICATE OF AMENDMENT OF
                        CERTIFICATE OF INCORPORATION OF
                     FIRST FINANCIAL CARIBBEAN CORPORATION



     First Financial Caribbean Corporation (the "Corporation"), a corporation organized and existing under the laws of the Commonwealth of Puerto Rico, does hereby certify:

     FIRST: That at a meeting or the Board of Directors of the Corporation, duly held and convened, resolutions were duly adopted approving the following proposed amendments (the "Amendments") to the Certificate of Incorporation of the Corporation and declaring said Amendments advisable.

     SECOND: That the first paragraph of Article FOURTH of the Certificate of Incorporation shall be amended to read in its entirety as follows:

           "FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is 22,000,000 shares, consisting of 20,000,000 shares of Common Stock, $1.00 par value, and 2,000,000 shares of Serial Preferred Stock, $1.00 par value."

     THIRD: That a new Article EIGHTH be added to the Certificate of Incorporation to read in its entirety as follows:

           "EIGHTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Puerto Rico General Corporation Law of 1995 as the same exists or may hereafter be amended. Any repeal or modification of the foregoing provisions of this Article EIGHTH shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification."

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     FOURTH:  That the existing Article EIGHTH of the Certificate of
Incorporation be renumbered as Article NINTH.

     FIFTH: That at the Annual Meeting of Shareholders of the Corporation held on April 17, 1996, the inspectors of election appointed for the purpose of conducting and tabulating the votes of the shareholders for and against the adoption of the Amendments, executed and delivered a certificate to the effect that more than a majority of the issued and outstanding stock of the Corporation entitled to vote on the Amendments voted in favor of each of said Amendments.

     SIXTH: That the Amendments have been adopted in accordance with the provisions of Article 8.01 of the General Corporation Law of the Commonwealth of Puerto Rico.

     IN WITNESS WHEREOF, First Financial Caribbean Corporation has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Mario S. Levis, its Vice President and Richard F. Bonini, its Secretary, this 18th day of April, 1996.


                                                 /s/ Mario S. Levis
                                                 ------------------------------
                                                     Mario S. Levis
                                                     Executive Vice President


[Corporate Seal]

                                                 /s/ Richard F. Bonini
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                                                     Richard F. Bonini
                                                     Secretary